UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 17, 2021

SITE Centers Corp.

(Exact name of registrant as specified in its charter)

Ohio	1-11690	34-1723097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio		44122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (216) 755-5500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, Par Value $0.10 Per Share	SITC	New York Stock Exchange
Depositary Shares, each representing 1/20 of a share of 6.375% Class A Cumulative Redeemable Preferred Shares without Par Value	SITC PRA	New York Stock Exchange
Depositary Shares, each representing 1/20 of a share of 6.25% Class K Cumulative Redeemable Preferred Shares without Par Value	SITC PRK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2021, SITE Centers Corp. (the “Company”) entered into an amended and restated employment agreement (the “Revised Employment Agreement”) with Conor Fennerty, the Company’s Executive Vice President, Chief Financial Officer and Treasurer. The Revised Employment Agreement, which is effective as of February 17, 2021, supersedes and replaces the Company’s prior employment agreement with Mr. Fennerty entered into on November 6, 2019 (the “2019 Employment Agreement”). The term of the Revised Employment Agreement is expected to end on February 29, 2024.

In addition to making certain non-substantive, conforming and clarifying changes, the Revised Employment Agreement otherwise modifies the 2019 Employment Agreement as follows:

•	Increases Mr. Fennerty’s minimum annual base salary rate from $400,000 per year to $450,000 per year;

•

Increases Mr. Fennerty’s annual cash incentive opportunities, as a percentage of his year-end base salary rate, from a threshold of 37.5%, target of 75% and maximum of 112.5% to a threshold of 50%, target of 100% and maximum of 150%;

•	Provides for Mr. Fennerty to receive the following equity awards:

•

an initial grant of approximately $375,000 in service-based restricted share units (“RSUs”) generally vesting in two substantially equal installments on each of the second and third anniversaries of the grant date (the “Initial RSUs”). The Initial RSUs will provide that dividend equivalents will be deferred and paid in Company shares upon the vesting of the Initial RSUs;

•

annual grants of approximately $250,000 in service-based RSUs generally vesting ratably in three substantially equal installments on each of the first three anniversaries of the grant date, which RSUs will provide that dividend equivalents will be paid in cash on a current basis (the “Annual RSUs”); and

•

annual grants of approximately $500,000 in target value of performance-based RSUs (“Annual PRSUs”) generally vesting from 0% to 200% based on performance after the end of a three-year performance period. Performance objectives for the Annual PRSUs will be weighted at least 50% on the Company’s relative total shareholder return performance compared to a peer group selected by the Company, and the Annual PRSUs will provide for earned dividend equivalents to be paid in Company shares. Compared to the performance-based RSUs provided by the 2019 Employment Agreement, the Annual PRSUs represent an increase of $50,000 in annual target value for Mr. Fennerty and eliminate the potential one-third reduction in payout value in the event of negative total shareholder return achievement by the Company;

•

Provides Mr. Fennerty with eligibility for accelerated vesting of his Initial RSUs, Annual RSUs and Annual PRSUs in the event that Mr. Fennerty’s employment with the Company is terminated by the Company without cause (as defined in the Revised Employment Agreement), by Mr. Fennerty for good reason (as defined in the Revised Employment Agreement), by the Company due to Mr. Fennerty’s total disability (as defined in the Revised Employment Agreement), or due to Mr. Fennerty’s death; and

•

Similar to the 2019 Employment Agreement, provides Mr. Fennerty with cash severance equal to (1) for a termination without cause or for good reason, 1.5 times the sum of Mr. Fennerty’s base salary plus his last three-year average annual cash incentive compensation, and (2) for a qualified termination in connection with a change in control of the Company, 2.5 times the sum of Mr. Fennerty’s base salary plus his last three-year average annual cash incentive compensation. In the case of termination without cause or for good reason, this cash severance approach is modified from the prior structure that would have reduced the applicable cash severance multiple ratably during the last 18 months of the term of the 2019 Employment Agreement.

The foregoing is only a brief description of the material terms of the Revised Employment Agreement, does not purport to be a complete description of such Revised Employment Agreement, and is qualified in its entirety by reference to the Revised Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Exhibit Description

10.1	Amended and Restated Employment Agreement, dated as of February 17, 2021, by and between the Company and Conor Fennerty

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SITE CENTERS CORP.

By:	/s/ Aaron M. Kitlowski
Name:	Aaron M. Kitlowski
Title:	Executive Vice President, General Counsel and Secretary

Date: February 19, 2021